Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

REGIUS THOROUGHBREDS, INC.

FIRST: The name of the corporation shall be Regius Thoroughbreds.

SECOND: Its registered officer in the State of Nevada is to be located at 2215-B Renaissance Drive, Las Vegas, Nevada 89119.  The name of its registered agent at such address is CSC Services of Nevada, Inc.

THIRD: The purpose or purposes of the corporation shall be:  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada.

FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is 705,000,000 , of which 700,000,000 shares shall be Class A Common Stock, 5,000,000 shall be Class B Common Stock. Each share of Class A Common Stock shall have a par value of $.0001. Each share of Class B Common Stock shall have a par value of $0.001. The Class A Common Stock and the Class B Common Stock shall sometimes hereinafter be referred to collectively as the “Common Stock.”.

Class A Common Stock and Class B Common Stock. The powers, preferences, and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations and restrictions thereof, are fixed as follows:

A. Issuance; Payment and Assessability. The shares of Class A Common Stock and Class B Common Stock may be issued by the Corporation from time to time for such consideration, having a value not less than par value, as may be fixed from time to time by the Board of Directors of the Corporation. Any and all shares of Class A Common Stock and Class B Common Stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of said shares shall not be liable for any further payments in respect of such shares.

B. Dividends; Distributions; Stock Splits. Holders of Class A Common Stock shall be entitled to such dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split) or by any other means, when and as may be declared by the Board of Directors of the Corporation out of assets or funds of the Corporation legally available therefor. Holders of Class B Common Stock shall be entitled to dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock, or by any other means, equal to the amount per share declared by the Board of Directors of the Corporation for each share of Class A Common Stock, (except in the case of a stock split effected by dividend or amendment to this Restated Certificate of Incorporation, or a stock dividend of shares of Class A Common Stock to holders of Class A Common Stock and shares of Class B Common Stock to holders of Class B Common Stock, in which case holders of Class B Common Stock shall be entitled to receive, on a per share basis, the number of shares of Class B Common Stock equal to the number of shares of Class A Common Stock received on a per share basis by the holders of Class A Common Stock), and such dividends or distributions with respect to the Class B Common Stock shall be paid in the same form and at the same time as dividends or distributions with respect to the Class A Common Stock; provided, however, that, in the event of a stock split or stock dividend, holders of Class A Common Stock shall receive shares of Class A Common Stock and holders of Class B Common Stock shall receive shares of Class B Common Stock, unless otherwise specifically designated by resolution of the Board of Directors.

C. Voting. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock standing in his name on the books of the Corporation. Each holder of Class B Common Stock shall be entitled to one hundred (100) votes for each share of Class B Common Stock standing in his name on the books of the Corporation. Unless otherwise required by the Nevada General Corporation Law, the Class A Common Stock and the Class B Common Stock shall vote as a single class with respect to all matters submitted to a vote of shareholders of the Corporation.

D. Conversion. Each class of common may not be converted into the other class of stock.

FIFTH: The name and address of the incorporator is as follows:

Joseph Mezey
2620 Regatta Drive, Ste 102
Las Vegas, NV 89128

SIXTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: Unless otherwise provided by law, no director, officer or stockholder  shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH. No contract or other transaction between the Corporation and any other corporation, and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in or are directors or officers of such other corporation. Any director individually, or any firm of which such director may be a member, may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors, or a majority thereof; and any director of the Corporation, who is also a director or officer of such other corporation, or is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect, as if he were not such director or officer of such other corporation or not so interested,

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this Certificate of Incorporation this 31th Day of May, 2011.

By:/s/ Joseph Mezey
Name: Joseph Mezey
Secretary